Contacts:	Rob Capps, Co-CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Mark Roberson Dennard Lascar Associates Investor Relations 713-529-6600

MITCHAM INDUSTRIES REPORTS FISCAL 2019
THIRD QUARTER RESULTS

HUNTSVILLE, TX – December 6, 2018 – Mitcham Industries, Inc. (NASDAQ: MIND) (“Mitcham” or “the Company”) today announced financial results for its fiscal 2019 third quarter ended October 31, 2018.
Total revenues for the third quarter of fiscal 2019 increased 71% to $14.7 million compared to $8.6 million in the third quarter of fiscal 2018 and $8.4 million in the second quarter of fiscal 2019, driven by both an increase in orders for marine technology products as well as an uptick in leasing revenues. Revenues from the Marine Technology Products segment rose 55% to $9.3 million in the third quarter, compared to $6.0 million in the same period last year and $6.0 million in the second quarter of this fiscal year. Revenue from the Equipment Leasing segment increased 97% to $5.4 million in the third quarter compared to the same period last year. The operating loss for the third quarter of fiscal 2019 improved to $349,000 as compared to $4.8 million in the third quarter of the prior fiscal year and $4.6 million in the second quarter of the current fiscal year.
During the third quarter, the Company sold its Russian land leasing operations through the sale of its wholly-owned Russian subsidiary. Since the Company no longer has exposure to Russian Ruble to US Dollar translation risk, United States generally accepted accounting principles (“GAAP”) require the cumulative translation loss related to the Russian Ruble that had previously been a component of Other Comprehensive Income in the amount of approximately $5.4 million be charged to income in the current period. Accordingly, a loss of approximately $4.9 million, or $(0.40) per share was recorded in third quarter of fiscal 2019 related to the sale of these operations. The Company reported a net loss attributable to common shareholders of $5.6 million, or $(0.47) per share, in the third quarter of fiscal 2019 compared to a net loss of $5.5 million, or $(0.46) per share, in the third quarter of fiscal 2018. Excluding the impact of the one-time loss related to the sale of the Company’s Russian operations, the loss related to common shareholders in the third quarter was $735,000, or $(0.06) per share.
Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation, non-cash costs of lease pool equipment sales and non-cash foreign exchange gains and losses) for the third quarter of fiscal 2019 was approximately $3.4 million compared to a loss of approximately $406,000 in the same period last year. Adjusted EBITDA, which is not a measure determined in accordance with GAAP, is defined and reconciled to reported net loss and cash provided by operating activities in the accompanying financial tables.
Rob Capps, Mitcham’s Co-Chief Executive Officer, stated, “Our third quarter results reflect marked improvement compared to not only the third quarter of last year but also to the entire first half of this fiscal year. This improved performance is slightly better than originally anticipated and reflects the impact from the strategic steps we have taken over the past several years.
“As previously anticipated, our Marine Technology Products segment experienced an increase in activity during the third quarter, resulting in a significant improvement in top-line growth. Our Seamap business delivered a digital source controller system during the quarter; and there has been a healthy increase in demand for spare parts and repairs. The large installed base of Seamap products is providing substantial upside in terms of increased repairs and maintenance, and we expect that business to continue to grow in the fourth quarter and into fiscal 2020. We anticipate the delivery of our first SeaLink system in the fourth quarter, as well as an additional digital source controller system. Increased marine exploration activity, including ocean bottom node surveys, has resulted in increased inquiries for source controller and RGPS positioning systems. We expect SeaLink repair activity to continue to ramp-up in the fourth quarter and beyond.
“For our Klein business, we saw a significant improvement from recent periods. This was driven in part by the delivery of a previously announced order for our flagship 5900 sonar system for the Royal Netherlands Navy. We are experiencing a pick-up in activity at Klein, and we are receiving an increasing level of inquiries from our continued engagement with various navies in addition to hydrographic and oceanographic companies.
“On the Equipment Leasing front, we finalized our exit from the Russian market during the third quarter, resulting in a decrease in overhead costs. The restructuring of our leasing business over the past couple of years is now paying off, and we have started to benefit from our cost reductions efforts. Leasing activity is experiencing increased activity in the United States, Colombia, and Europe. This contributed to a 53% increase in leasing revenues over the prior year quarter.
“On the financial front, our capital structure remains strong, with no debt on our balance sheet and ample liquidity, including cash and cash equivalents of $5.6 million as of October 31, 2018. We are excited to be benefitting from our strategic re-positioning of the company as evidenced by the improved results from both Seamap and Klein this quarter. As we build on our position in the marine technology marketplace, we expect to grow the company by taking advantage of the opportunities afforded us in several new markets. We expect our fourth quarter will continue this trend.”

 FISCAL 2019 THIRD QUARTER RESULTS
Total revenues for the third quarter of fiscal 2019 increased compared to last year’s third quarter to $14.7 million driven mainly by increased marine technology products sales. Marine technology products sales increased 55% to $9.3 million in the third quarter of fiscal 2019 compared to $6.0 million in last year’s third quarter. Seamap sales increased 51% versus the prior year period, and Klein sales increased 104% compared to the same period last year. Third quarter sales consisted of approximately $5.5 million of Seamap, $3.1 million from Klein (including $409,000 of inter-company sales which are eliminated in consolidation) and $1.1 million by SAP.
Equipment leasing revenues for the third quarter of fiscal 2019, excluding lease pool equipment sales, were $3.2 million, an increase of 53% compared to the same period last year. Lease pool equipment sales were

$867,000 in the third quarter of fiscal 2019 compared to $247,000 in the third quarter a year ago. Other equipment sales were $1.3 million in the third quarter of fiscal 2019 compared to $412,000 in the third quarter a year ago.
Lease pool depreciation expense in the third quarter of fiscal 2019 decreased to $2.2 million from $3.6 million in the same period a year ago due to a combination of lower lease pool purchases and increased lease pool sales over the past year.
Selling, general and administrative expenses decreased slightly to $4.8 million in the third quarter of fiscal 2019 versus $4.9 million in the third quarter of fiscal 2018, despite the effect of increased activity and costs related to the SeaLink product line in the fiscal 2019 period. These costs in the third quarter of fiscal 2019 declined significantly from $5.5 million in the second quarter this year as a result of various cost reduction initiatives. As a percentage of revenues, SG&A expenses in the third quarter of 2019 declined to 33% from 56% in last year’s third quarter.

CONFERENCE CALL
  We have scheduled a conference call for Thursday, December 6 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss our fiscal 2019 third quarter results. To access the call, please dial (412) 902-0030 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through December 13, 2018 and may be accessed by calling (201) 612-7415 and using passcode 13685463#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard Lascar Investor Relations (713) 529‑6600 or email dwashburn@dennardlascar.com.

About Mitcham Industries

Mitcham Industries, Inc. provides technology to the oceanographic, hydrographic, defense, seismic and security industries. Headquartered in Huntsville, Texas, Mitcham has a global presence with operating locations in the United States, Canada, Australia, Singapore, Malaysia, Hungary, Colombia and the United Kingdom. Mitcham’s worldwide Marine Technology Products segment, which includes its Seamap and Klein Marine Systems units, designs, manufactures and sells specialized, high performance, marine sonar and seismic equipment. Through its Equipment Leasing segment, Mitcham believes it is the largest independent provider of exploration equipment to the seismic industry.

Certain statements and information in this press release concerning results for the quarter ended October 31, 2018 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to Follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	October 31, 2018	January 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$5,406	$9,902
Restricted cash	213	244
Accounts and contracts receivable, net of allowance for doubtful accounts of $3,108 and $3,885 at October 31, 2018 and January 31,2018, respectively	17,440	10,494
Inventories, net	11,679	10,856
Prepaid expenses and other current assets	1,603	1,550
Total current assets	36,341	33,046
Seismic equipment lease pool and property and equipment, net	16,655	22,900
Intangible assets, net	10,911	8,015
Goodwill	2,531	2,531
Non-current prepaid income taxes	1,434	1,609
Deferred tax asset	58	—
Long-term receivables, net of allowance for doubtful accounts of $532 and $2,282 at October 31, 2018 and January 31, 2018, respectively	—	4,652
Other assets	609	926
Total assets	$68,539	$73,679
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,096	$1,271
Deferred revenue	156	741
Accrued expenses and other current liabilities	5,477	5,253
Income taxes payable	556	258
Total current liabilities	8,285	7,523
Deferred tax liability	—	307
Total liabilities	8,285	7,830
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; 798 and 532 shares issued and outstanding at October 31, 2018 and January 31, 2018, respectively	17,612	11,544
Common stock, $0.01 par value; 20,000 shares authorized; 14,049 and 14,019 shares issued at October 31, 2018 and January 31, 2018, respectively	140	140
Additional paid-in capital	122,879	122,304
Treasury stock, at cost (1,929 shares at October 31, 2018 and January 31, 2018)	(16,860)	(16,860)
Accumulated deficit	(59,355)	(42,425)
Accumulated other comprehensive loss	(4,162)	(8,854)
Total shareholders’ equity	60,254	65,849
Total liabilities and shareholders’ equity	$68,539	$73,679

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended October 31,		For the Nine Months Ended October 31,
	2018	2017	2018	2017
Revenues:
Sale of marine technology products	$9,277	$5,955	$18,720	$22,429
Equipment leasing	3,166	2,071	7,493	5,765
Sale of lease pool and other equipment	2,208	618	4,401	9,719
Total revenues	14,651	8,644	30,614	37,913
Cost of sales:
Sale of marine technology products	4,904	3,132	10,206	12,975
Equipment leasing (including lease pool depreciation)	3,296	4,400	10,120	13,815
Lease pool equipment sales	1,227	211	1,959	6,410
Total cost of sales	9,427	7,743	22,285	33,200
Gross profit	5,224	901	8,329	4,713
Operating expenses:
Selling, general and administrative	4,819	4,879	15,953	14,508
Research and development	175	299	857	637
Provision for doubtful accounts	—	—	200	—
Depreciation and amortization	579	516	1,816	1,622
Total operating expenses	5,573	5,694	18,826	16,767
Operating loss	(349)	(4,793)	(10,497)	(12,054)
Other income (expense):
Loss on sale (including $5,355 of cumulative translation loss)	(4,905)	—	(4,905)	—
Interest income, net	12	52	47	23
Other, net	(198)	46	(57)	(107)
Total other (expense) income	(5,091)	98	(4,915)	(84)
Loss before income taxes	(5,440)	(4,695)	(15,412)	(12,138)
Benefit (provision) for income taxes	249	(586)	(273)	(1,172)
Net loss	$(5,191)	$(5,281)	$(15,685)	$(13,310)
Preferred stock dividends	(449)	(229)	(1,245)	(630)
Net loss attributable to common shareholders	$(5,640)	$(5,510)	$(16,930)	$(13,940)
Net loss per common share:
Basic	$(0.47)	$(0.46)	$(1.40)	$(1.15)
Diluted	$(0.47)	$(0.46)	$(1.40)	$(1.15)
Shares used in computing loss per common share:
Basic	12,119	12,087	12,100	12,082
Diluted	12,119	12,087	12,100	12,082

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months Ended October 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(15,685)	$(13,310)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,184	13,219
Stock-based compensation	575	685
Provision for inventory obsolescence	140	58
Provision for doubtful accounts, net of charge offs	200	—
Gross profit from sale of lease pool equipment	(1,848)	(3,080)
Loss on sale of business	4,905	—
Deferred tax expense	(365)	(31)
Non-current prepaid tax	472	—
Changes in:
Trade accounts and contracts receivable	(878)	5,129
Unbilled revenue	(2,435)	—
Inventories	(1,304)	79
Prepaid expenses and other current assets	(1,158)	207
Income taxes receivable and payable	—	714
Accounts payable, accrued expenses and other current liabilities	(626)	(1,244)
Deferred revenue	527	—
Foreign exchange losses net of gains	336	(252)
Net cash (used in) provided by operating activities	(7,960)	2,174
Cash flows from investing activities:
Purchases of seismic equipment held for lease	(1,424)	(321)
Acquisition of assets	(3,000)	—
Purchases of property and equipment	(696)	(276)
Sales of used lease pool equipment	4,124	6,690
Sale of business, net of cash sold	(147)	—
Net cash (used in) provided by investing activities	(1,143)	6,093
Cash flows from financing activities:
Net payments on revolving line of credit	—	(3,500)
Payments on term loan and other borrowings	—	(2,807)
Net proceeds from preferred stock offering	6,135	1,847
Preferred stock dividends	(1,245)	(630)
Net cash provided by (used in) financing activities	4,890	(5,090)
Effect of changes in foreign exchange rates on cash, cash equivalents and restricted cash	(314)	82
Net (decrease) increase in cash, cash equivalents and restricted cash	(4,527)	3,259
Cash, cash equivalents and restricted cash, beginning of period	10,146	3,511
Cash, cash equivalents and restricted cash, end of period	$5,619	$6,770

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Loss and Net Cash Provided by Operating Activities to EBITDA and
Adjusted EBITDA
(unaudited)

	For the Three Months Ended October 31,		For the Nine Months Ended October 31,
	2018	2017	2018	2017
	(in thousands)		(in thousands)
Reconciliation of Net loss to EBITDA and Adjusted EBITDA
Net loss	$(5,191)	$(5,281)	$(15,685)	$(13,310)
Interest income, net	(12)	(52)	(47)	(23)
Depreciation and amortization	2,785	4,124	9,184	13,219
(Benefit) provision for income taxes	(249)	586	273	1,172
EBITDA (1)	(2,667)	(623)	(6,275)	1,058
Non-cash foreign exchange (gains) losses	5,605	(41)	5,618	320
Stock-based compensation	207	224	575	685
Cost of lease pool sales	265	34	899	6,228
Adjusted EBITDA (1)	$3,410	$(406)	$817	$8,291
Reconciliation of Net cash provided by operating activities to EBITDA
Net cash (used in) provided by operating activities	$(2,161)	$(1,912)	$(7,960)	$2,174
Stock-based compensation	(207)	(224)	(575)	(685)
Provision for doubtful accounts	—	—	(200)	—
Provision for inventory obsolescence	(25)	9	(140)	(58)
Changes in trade accounts, contracts and notes receivable	5,199	748	3,313	(5,129)
Interest (received) paid	—	(36)	2	84
Taxes paid, net of refunds	146	277	414	436
Gross profit from sale of lease pool equipment	602	228	1,848	3,080
Loss from sale of MSE	(4,905)	—	(4,905)	—
Changes in inventory	(102)	(186)	1,304	(79)
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	(511)	315	98	1,244
Changes in prepaid expenses and other current assets	(277)	(6)	1,158	(207)
Foreign exchange (losses) gains, net	(272)	181	(336)	252
Other	(154)	(17)	(296)	(54)
EBITDA (1)	$(2,667)	$(623)	$(6,275)	$1,058

1.EBITDA is defined as net income before (a) interest income and interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation and amortization. Adjusted EBITDA excludes non-cash foreign exchange gains and losses, non-cash costs of lease pool equipment sales and stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance or liquidity calculated in accordance with GAAP. We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity, and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements and we believe that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(in thousands)
(unaudited)

	For the Three Months Ended October 31,		For the Nine Months Ended October 31,
	2018	2017	2018	2017
Revenues:
Marine technology products	$9,305	$5,992	$19,025	$22,565
Equipment leasing	5,386	2,730	11,906	15,546
Inter-segment sales	(40)	(78)	(317)	(198)
Total revenues	14,651	8,644	30,614	37,913
Cost of sales:
Marine technology products	4,918	3,174	10,497	13,116
Equipment leasing	4,535	4,647	12,091	20,282
Inter-segment costs	(26)	(78)	(303)	(198)
Total cost of sales	9,427	7,743	22,285	33,200
Gross profit	5,224	901	8,329	4,713
Operating expenses:
Selling, general and administrative	4,819	4,879	15,953	14,508
Research and development	175	299	857	637
Provision for doubtful accounts	—	—	200	—
Depreciation and amortization	579	516	1,816	1,622
Total operating expenses	5,573	5,694	18,826	16,767
Operating loss	$(349)	$(4,793)	$(10,497)	$(12,054)
Marine Technology Products Segment:
Revenues:
Seamap	$5,537	$3,676	$11,103	$16,053
Klein	3,092	1,517	6,195	3,456
SAP	1,085	1,087	2,362	3,998
Intra-segment sales	(409)	(288)	(635)	(942)
	9,305	5,992	19,025	22,565
Cost of sales:
Seamap	2,869	1,671	5,498	8,438
Klein	1,553	894	3,679	2,571
SAP	905	896	1,969	3,158
Intra-segment sales	(409)	(287)	(649)	(1,051)
	4,918	3,174	10,497	13,116
Gross profit	$4,387	$2,818	$8,528	$9,449
Gross profit margin	47%	47%	45%	42%
Equipment Leasing Segment:
Revenue:
Equipment leasing	$3,178	$2,071	$7,505	$5,765
Lease pool equipment sales	867	247	2,748	9,309
Other equipment sales	1,341	412	1,653	472
	5,386	2,730	11,906	15,546
Cost of sales:
Direct costs-equipment leasing	1,132	858	2,857	2,363
Lease pool depreciation	2,176	3,578	7,275	11,509
Cost of lease pool equipment sales	265	34	899	6,228
Cost of other equipment sales	962	177	1,060	182
	4,535	4,647	12,091	20,282
Gross profit (loss)	$851	$(1,917)	$(185)	$(4,736)

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